Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 2, 2005, relating to the financial statements and financial statement schedule of The Lubrizol Corporation (which reports express unqualified opinions and include explanatory paragraphs related to the adoption of the Statement of Financial Accounting Standards No. 142 in 2002) and management’s report on the effectiveness of internal control over financial reporting, appearing in and incorporated by reference in the Annual Report on Form 10-K of The Lubrizol Corporation for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Cleveland, Ohio
May 10, 2005